Exhibit 99.1
SILVERLEAF RESORTS, INC.
1221 River Bend, Suite 120
Dallas, Texas 75247
Silverleaf Announces Completion of Transaction with Grace Brothers, Ltd.
     DALLAS, TEXAS, (June 30, 2009) — Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced completion of purchase and exchange transactions involving $13.5 million of its 8% senior subordinated notes due 2010 (“Old Notes”) held by Grace Brothers, Ltd. and one of its wholly-owned subsidiaries. The terms of the note purchase and note exchange transactions were previously announced on May 14, 2009. Silverleaf has purchased $3.5 million of the Old Notes for $3.5 million, plus accrued interest, and has exchanged $10.0 million of Silverleaf’s newly-issued Senior subordinated notes due 2012 (“New Notes”) currently held by Grace Brothers for $10.0 million of the Old Notes and paid accrued interest on the Old Notes exchanged.
     As a result of these transactions, there were approximately $8.5 million in Silverleaf’s Old Notes and $10.0 million in Silverleaf’s New Notes outstanding at June 30, 2009. The Old Notes are due on April 1, 2010 and the New Notes will be due on April 1, 2012. Wells Fargo Bank serves as indenture trustee for both the Old Notes and the New Notes.
About Silverleaf Resorts
     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
Forward-Looking Statements
     This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K filed on March 10, 2009.
For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1
Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166 x2212